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                                                                   EXHIBIT 4.4

                           NATIONAL CITY CORPORATION

                           1997 RESTRICTED STOCK PLAN

                                   ARTICLE 1.

                       ESTABLISHMENT AND PURPOSE OF PLAN

  1.1 ESTABLISHMENT OF THE PLAN. National City Corporation hereby establishes the National City Corporation 1997 Restricted Stock Plan (herein referred to as the "Plan"). The Plan shall become effective upon the later of (i) when approved by the stockholders of National City and (ii) when adopted by the Board of Directors of National City, and shall remain in effect as provided.

  1.2 PURPOSE. The purpose of the Plan is to maximize the returns to the stockholders and promote the long-term profitability and success of National City by providing equity interests and equity based incentives in National City to key employees and members of the boards of directors of National City and its subsidiaries and by providing alternate means of compensation.

  1.3 OPERATION OF THE PLAN. The Plan shall be administered by the Board.

                                   ARTICLE 2.

                                  DEFINITIONS

  2.1 DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

  (a) "Active Participant" shall mean an Eligible Person who is approved by the Board for participation in the Plan.

  (b) "Award" means the grant to a Participant of a certain number of shares of Restricted Stock.

  (c) "Award Agreement" means the written agreement between the Participant and National City relating to the Award of Restricted Stock to the Participant.

  (d) "Board" means the Board of Directors of National City.

  (e) "Change in Control" shall have the meaning set forth in Section 9.2.

  (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

  (g) "Committee" means the Compensation and Organization Committee of the Board, a subcommittee of the Compensation and Organization Committee, or another committee of Directors of National City appointed by the Board to serve as the committee responsible for administering the Plan.

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  (h) "Common Stock" means the Common Stock, $4.00 par value per share, of
National City or any other securities into which the Common Stock may be converted or for which they may be exchanged as contemplated by Section 3.3.

  (i) "Director" means an elected or appointed member of the Board, but does not include any honorary member of the Board or other person not entitled as a matter of law to vote and otherwise participate in regular meetings of the Board.

  (j) "Director Year" means a period of time commencing on the date of the Corporation's Annual Meeting of Stockholders for any fiscal year of National City and ending on the day before National City's Annual Meeting of Stockholders for its next immediately ensuing fiscal year.

  (k) "Disability" means, as to a specific Participant, permanent disability as defined in the provisions of the Award Agreement relating to that Participant.

  (l) "Early Retirement" means, as to a specific Participant, early retirement as defined in the provisions of the Award Agreement relating to that Participant.

  (m) "Eligible Person" means an Employee or a Subsidiary Director.

  (n) "Employee" means an individual employed by National City or any Subsidiary. A member of the Board who is not otherwise an Employee shall not be deemed an Employee of National City for purposes of this Plan.

  (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as in effect from time to time.

  (p) "Fair Market Value" means, as of any given date and unless otherwise determined by the Board, the closing price, per share, of the shares of Common Stock on the New York Stock Exchange on that date, as reported by the Wall Street Journal.

  (q) "National City" means National City Corporation, a Delaware Corporation, or any successor.

  (r) "Normal Retirement" means, as to a specific Participant, normal retirement as defined in the provisions of the Award Agreement relating to that Participant.

  (s) "Participant" means and includes all persons who are then registered owners of Restricted Stock.

  (t) "Plan Restrictions" means the restrictions set forth in Article 5 or 6 hereof on any transfer of Common Stock, or any interest therein, which is the subject of an Award granted hereunder.

  (u) "Restricted Period" means that period of time, as determined pursuant to the Plan, during which the Common Stock subject of an Award is not transferable by reason of Plan Restrictions.

  (v) "Restricted Stock" means shares of Common Stock the transfer or alienation of which are restricted by reason of Plan Restrictions.

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  (w) "Retirement" means: with respect to Employees, Normal Retirement or Early retirement as defined hereby; with respect to Subsidiary Directors, as defined in the provisions of the Award Agreement relating to each Subsidiary Director; and with respect to Directors who are not employees of National City or its subsidiaries, that point in time when a director is no longer eligible to stand for reelection as a Director pursuant to Article III of National City's First Restatement of By-Laws.

  (x) "Subsidiary" means any corporation (other than National City) in an unbroken chain of corporations beginning with National City if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

  (y) "Subsidiary Director" means an elected or appointed member of the board of directors of any Subsidiary, but does not include any person who is an Employee or a Director.

  2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.

                                   ARTICLE 3.

                             STOCK SUBJECT TO PLAN

  3.1 AUTHORIZED AMOUNT. Subject to adjustment as provided by this Plan, the total number of shares of Common Stock reserved and available for distribution under the Plan shall be one million five hundred thousand (1,500,000) shares of Common Stock. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

  3.2 EFFECT OF FORFEITURES. If any Participant forfeits any shares of Restricted Stock that are subject to any Award granted hereunder, or any such Award otherwise terminates with respect to any shares of Restricted Stock thereunder without the Plan Restrictions being terminated, such shares shall again be available for distribution in connection with future Awards under the Plan.

  3.3 ADJUSTMENTS. In event of any stock dividend, stock split, combination of shares, recapitalization or other change in capital structure of National City, merger, consolidation, spinoff, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing, the Board may make such substitution or adjustment in the aggregate number of shares of Common Stock and, if necessary, in the kind of securities reserved for issuance under the Plan, and in the number of shares subject of outstanding Awards granted under the Plan in the aggregate or to any Participant and in the number of shares specified in Section 4.2 hereof, all as may be determined to be appropriate by the Committee, acting in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number.

  3.4 FRACTIONAL SHARES. National City shall not be required to issue any fractional share of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or the settlement of fractions in cash.

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                                   ARTICLE 4.

                         ELIGIBILITY AND PARTICIPATION

  4.1 ELIGIBILITY. The Board shall, from time to time, determine those Eligible Persons who are to receive Awards hereunder. Except as set forth in Article 5 hereof, individuals who are appointed or elected as a Director but who are not otherwise an Employee shall only be eligible to receive Awards pursuant to
Article 5 of the Plan.

  4.2 LIMITATION. No Participant shall have granted to him or to her, or on his or on her behalf, in one or more Awards, more than two hundred twenty-five thousand (225,000) shares of Common Stock in the aggregate under this Plan.

  4.3 TERMINATION. If a Participant ceases to be an Eligible Person during a Restricted Period, the Award Agreement shall provide the extent to which the Plan Restrictions on the Restricted Stock, or any portion thereof, subject of such Award Agreement shall lapse or whether all or any portion of such Restricted Stock shall be forfeited. Restricted Stock which is forfeited shall be returned to National City from the escrow established under Section 6.9, and the Participant shall have no further interest in such stock.

                                   ARTICLE 5.

                                   DIRECTORS

  5.1 DIRECTOR ELIGIBILITY. Annually, during each Director Year, each Director who is not then an Employee of National City or any Subsidiary shall be entitled to an Award as provided by this Article 5, provided that no Director shall be entitled to any Award if (i) there are not a sufficient number of shares of Common Stock hereunder to make a full Award to Directors in such Director Year,
(ii) if the Plan has been terminated or (iii) if the Board determines to terminate Director Awards.

  5.2 AMOUNT OF AWARD. Unless otherwise determined by the full Board from time to time, in the Director Year in which the Director is first elected or appointed as a Director, the Director shall be granted an Award of one thousand (1,000) shares of Restricted Stock. In each following Director Year when the individual is re-elected or re-appointed a Director of National City, such Director shall be granted an Award of two hundred (200) shares of Restricted Stock.

  5.3 OFFSET. Any director award provided for under Section 5.2 of this Plan shall be reduced by the number of shares of Restricted Stock awarded to such Director pursuant to the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan as such plan may be amended from time to time.

  5.4 GRANT OF AWARDS. Awards to Directors shall be granted in accordance with Sections 5.1 and 5.2 hereof, and the date of any Award shall be the actual date of election or appointment, as the case may be, of the grantee as a Director. No Award Agreement with a Director shall grant to that Director any benefits not expressly provided by this Article 5, nor shall it limit the Director's rights to receive dividends on or to vote the Restricted Stock subject of that Award Agreement. The number of

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shares awarded in any future grants under this section 5.3 shall be adjusted by the Board as equitably required to prevent dilution or enlargement of the award to Directors that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of National City, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

  5.5 TERM OF RESTRICTIONS.

  (a) The Restricted Period, with respect to the Plan Restrictions on any Award to a Director under this Article 5, shall terminate, and the Plan Restrictions on all Restricted Stock shall fully expire, on the earlier of (i) such Director's death, (ii) such Director's Disability, (iii) a Change in Control or
(iv) a date nine months after the date of the award.

  (b) If a Director shall resign, or otherwise no longer be a member of the Board for reasons other than those set forth in subsection 5.4(a) of this Plan, then the director's interest in all shares of Restricted Stock previously awarded to him under this Article 5 shall be terminated and such Restricted Stock shall be forfeited and returned to National City.

                                   ARTICLE 6.

                                     AWARDS

  6.1 GENERAL. The Board shall, from time to time, designate those Eligible Persons to be granted Awards under the Plan, the number of shares of Restricted Stock to be granted in an Award to an Eligible Person, the terms upon which the Plan Restrictions on any Restricted Stock shall lapse and the Restricted Stock will become freely transferable, and such other conditions as the Board may deem appropriate. Not all grants of Awards need to be on the same terms and conditions even though granted at the same time, and the terms of Award Agreements may vary from time to time and from Participant to Participant, depending upon the purpose of the Award; provided, however, all Awards shall be subject of the provisions of Section 6.4 hereof.

  6.2 LIMITATION.

  (a) Except as expressly provided by Article 5 with respect to Awards to Directors, the Plan Restrictions established by Section 6.4 hereof on any Award may be of any length of time as determined by the Board.

  (b) No grants of Awards under the Plan may be made after ten (10) years from the date the Plan becomes effective.

  6.3 ADDITIONAL RESTRICTIONS. Restricted Stock Awards shall be expressly subject to the terms and conditions of this Article 6, but the Board may establish additional restrictions on the transfer of the Common Stock subject of any Award.

  6.4 PLAN RESTRICTIONS. During the Restricted Period for any Award, a Participant may not, voluntarily or involuntarily, sell, assign, encumber, pledge or otherwise transfer any shares of

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Restricted Stock subject of the Award, or any interest therein, otherwise than by will or the law of descent and distribution. Any attempted sale, assignment, encumbrance, pledge or other transfer of the Restricted Stock or any interest therein, in derogation of these restrictions shall result in a forfeiture to National City of all Restricted Stock subject to such attempted transfer.

  6.5 STOCKHOLDER RIGHTS. All Restricted Stock shall be registered in the stockholder records of National City in the name of the Participant to whom the Award was made. Except for Plan Restrictions, and except for any additional restrictions contained in the Award Agreement including any assignment of rights to dividends payable from time to time on the Restricted Stock (cash or property), the Participant shall have all rights of a holder of Common Stock.

  6.6 AWARD AGREEMENT. Each Participant granted an Award of Restricted Stock shall enter into an Award Agreement with National City in a form specified by the Board, agreeing to the terms and conditions of the Award and such other matters as the Board shall in its sole discretion determine, including any additional conditions of forfeiture. The execution and delivery of the Award Agreement by the grantee of the Award shall be a condition precedent to the registration in the name of the grantee of the Restricted Stock subject to the Award. A failure to execute and deliver the Award Agreement within sixty (60) days after the grant of an Award may terminate the Award upon the determination of the Board. The Award Agreement may, but need not, allow the Plan Restrictions to lapse serially or in total over any period of time as selected by the Board. If any Participant forfeits any shares of Restricted Stock that are subject to any Award, or any such award otherwise terminates with respect to any shares of Restricted Stock thereunder without the Plan Restrictions being terminated, the Participant shall have no further interest in such Restricted Stock, if any.

  6.7 LEGEND. Each certificate issued in respect of Restricted Stock awarded under the Plan shall be registered in the name of the Participant, shall be deposited with National City pursuant to Section 6.9 hereof together with a stock power endorsed in blank and signed by the Participant and shall bear the following (or a similar) legend:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the National City Corporation 1997 Restricted Stock Plan and in an Agreement entered into between the registered owner hereof and National City Corporation."

  6.8 LAPSE OF RESTRICTIONS. When the Plan Restrictions imposed by this Article 6 expire or have otherwise been satisfied with respect to one or more shares of Restricted Stock, subject to Section 11.2 hereof, the Corporation shall deliver to the Participant (or his legal representative, beneficiary or heir) within sixty (60) days thereafter Common Stock without the Legend referred to in
Section 6.7 hereof and free of Plan Restrictions. The number of shares of Common Stock to be released shall be the same number as to which the Plan Restrictions have lapsed. At that time, the Award Agreement referred to in Section 6.6 as it relates to such shares of Common Stock delivered to the Participant shall be terminated.

  6.9 ESCROW. Certificates representing shares of Restricted Stock which are the subject of an Award shall be physically held by National City, or its nominee, during the Restricted Period. Upon the termination of the Restricted Period, National City shall cause the certificate representing the shares

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of Common Stock subject of the Award to be reissued. If the Plan Restrictions have been satisfied as to any shares of Restricted Stock, such shares shall be removed from escrow and delivered to National City for reissuance and delivery of Common Stock in the name of the Participant in accordance with Section 6.8. If any shares of Restricted Stock are to be forfeited, such shares shall be delivered to National City for reissuance in the name of National City.

                                   ARTICLE 7.

                             RIGHTS OF PARTICIPANTS

  7.1 EMPLOYMENT. Nothing in this Plan shall interfere with or limit in any way the right of National City to terminate a Participant's employment at any time with National City or any Subsidiary nor confer upon any Participant any right to continue in the employ of National City.

  7.2 RESTRICTIONS ON ASSIGNMENTS. The interest of a Participant or his or her beneficiary under this Plan may not be sold, assigned, encumbered or transferred in any manner, either voluntarily or involuntarily, and any attempt to alienate, sell, transfer, assign, pledge encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy.

                                   ARTICLE 8.

                                 ADMINISTRATION

  8.1 ADMINISTRATION. The Plan shall be administered by the Board in accordance with any administrative guidelines and any rules that may be established from time to time by the Board. Except as expressly provided by Article 5 hereof, the procedures, standards and provisions of this Plan for determining eligibility for and amounts of Awards in themselves confer no rights, duties or privileges upon participants nor place obligations upon either the Board or National City, and accordingly, the Board may, in making such determinations hereunder, deviate from such procedures and standards in whatever manner that it, in its judgment, deems appropriate.

  The Board's interpretation of this Plan or of any term of an Award granted pursuant thereto shall be final and binding on all Participants.

  The Board shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Board may elect to defer the effective date of the Plan or the granting of any Award or the lapsing of any Plan Restrictions, if the Board determines that such actions may be necessary to be in compliance with any State or Federal statute, regulatory authority or judicial order.

  The Board shall have full power and authority to interpret, construe and administer the Plan and all Awards Agreements and its interpretations and construction hereof, and actions hereunder, including

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the timing, form, amount or recipient of any payment to be made hereunder, and its decisions shall be binding and conclusive on all persons for all purposes.

  The Board may from time to time delegate all or any part of its authority under this Plan to a Committee. To the extent of such delegation, references herein to the "Board" shall include the Committee. The Board may name assistants who may be, but need not be, members of the Board. Such assistants shall serve at the pleasure of the Board, and shall perform such functions as are provided for herein and such other functions as may be assigned by the Board.

  No member of the Board or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Plan or any Award Agreement unless attributable to his or her own willful misconduct or lack of good faith.

                                   ARTICLE 9.

                               CHANGE IN CONTROL

  9.1 TREATMENT OF AWARDS. In the event of a change in Control all Plan Restrictions shall lapse and be of no further force or effect and National City shall cause all outstanding Restricted Stock to be exchanged for Common Stock free of the legend set forth in Section 6.7 and of the Plan Restrictions.

  9.2 DEFINITION OF CHANGE IN CONTROL. Change in Control shall mean the occurrence of any of the following events:

  (a) National City is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

  (b) National City sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting stock immediately prior to such sale or transfer;

  (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the combined voting power of the Voting Stock;

  (d) National City files a report or proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report item therein) that a change in control of

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National City has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

  (e) If, during any period of two consecutive years, individuals who at the beginning of such period constitute the Directors cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (e) each Director who is first elected, or first nominated for election by National City's stockholders, by a vote of at least two-thirds of the Directors (or a committee thereof) then still in office who were Directors at the beginning of any such period will be deemed to have been a Director at the beginning of such period.

  Notwithstanding the foregoing provision of paragraphs (c) or (d) above unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of paragraphs (c) or (d) above, solely because (1) National City, (2) an entity in which National City directly or indirectly beneficially owns 50% or more of the voting equity securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of National City or any Subsidiary either files or becomes obligated to file a report or proxy statement under or in response to
Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% or otherwise, or because National City reports that a change in control of National City has occurred or will occur in the future by reason of such beneficial ownership.

  9.3 EFFECTIVE DATE OF CHANGE IN CONTROL. Notwithstanding the foregoing, in the event a Change in Control ultimately results from discussions or negotiations involving National City or any of its officers or directors, the "Effective Date" of such Change in Control shall be the date such discussions or negotiations commenced; otherwise, such Effective Date or Change in Control shall be Implementation Date of such Change in Control.

  9.4 IMPLEMENTATION DATE OF CHANGE IN CONTROL. The "Implementation Date" shall be the earliest to occur of the events specified in subsections (a), (b), (c),
(d) or (e) of Section 9.2.

                                  ARTICLE 10.

                            AMENDMENT OR TERMINATION

  10.1 AMENDMENT. The Board may amend any provision of this Plan or any agreement thereunder at any time; provided, however, that without the approval of the stockholders of National City, no amendment may be made that would increase the maximum number of shares to be granted under the Plan either in aggregate or individually (except that adjustments authorized by Paragraph 3.3 of this Plan shall not be limited by this provision), or extend the term during which Awards may be granted under the Plan. The Board shall also have the right to terminate the Plan or Article 5 hereof at any time. If the Plan is terminated, Awards previously made shall nevertheless continue in accordance with the provisions of the Plan and Award Agreement as in effect prior to the Plan's termination.

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  10.2 OMISSION. The Board may for any period of time refrain from designating any Participants or may refrain from making any Awards, but such action shall not be deemed a termination of the Plan. No employee shall have any claim or right to be granted Awards under the Plan.

                                  ARTICLE 11.

                                 MISCELLANEOUS

  11.1 EXPENSE. All expenses and costs in connection with the operation of the Plan shall be borne by National City.

  11.2 WITHHOLDING TAXES. National City shall be entitled to take appropriate measures to withhold from the shares of Common Stock becoming free of Plan Restrictions or to otherwise obtain from the Participant sufficient sums for the amount National City deems necessary to satisfy any applicable Federal, state and local income tax withholding obligations or to make other appropriate arrangements with Participants to satisfy such obligations.

  11.3 LAWS GOVERNING. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

  11.4 PLAN BINDING NATIONAL CITY, EMPLOYEES AND THEIR SUCCESSORS. This Plan shall be binding upon and inure to the benefit of National City, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.

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